Exhibit (a)(1)(D)

Letter to Brokers

To Tender American Depositary Shares Evidenced by American Depositary Receipts

(Each ADS Representing Two Shares)

of

PATNI COMPUTER SYSTEMS LIMITED

at

Rs. 503.50 per Share

Pursuant to the Letter of Offer dated as of March 28, 2011

by

PAN-ASIA iGATE SOLUTIONS

and

iGATE GLOBAL SOLUTIONS LIMITED

along with the following Person Acting in Concert

iGATE CORPORATION

(Pan-Asia iGATE Solutions and iGATE Global Solutions Limited are indirect subsidiaries of

iGATE Corporation)

THE OFFER WILL OPEN AT 12:30 A.M., NEW YORK CITY TIME, ON APRIL 8,

2011. THE OFFER AND PRORATION WILL EXPIRE AT 7:00 A.M., NEW

YORK CITY TIME, ON APRIL 27, 2011. WITHDRAWAL RIGHTS WILL

EXPIRE AT 7:00 A.M., NEW YORK CITY TIME, ON APRIL 21, 2011.

March 28, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration are the Letter of Offer, dated March 28, 2011 (the “Letter of Offer”), and the related Form of Acceptance-cum-Acknowledgement and ADS Letter of Transmittal relating to the Offer by Pan-Asia iGATE Solutions and iGATE Global Solutions Limited (“Acquirers”), along with iGATE Corporation, referred to herein as a Person Acting in Concert or PAC, to purchase up to 27,085,565 Shares, par value Rs. 2 (Rs. = Indian rupees) per share (“Shares”), including Shares underlying the American Depositary Shares (“ADSs”), of Patni Computer Systems Limited (the “Company”), at a price of Rs. 503.50 per Share in cash (the “Offer Price”) upon the terms set forth in the Letter of Offer. Owners of ADSs must deliver or cause to be delivered their ADSs and all other required documents to The Bank of New York Mellon, as ADS tender agent (the “ADS Tender Agent”) or complete the procedures for book-entry transfer prior to the closing of the Offer on April 27, 2011 at 7:00 a.m. (New York City time) (the “Offer Closing Date”). All terms not otherwise defined herein have the meanings set forth in the Letter of Offer.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your nominee.

For your information and for forwarding to those of your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Letter of Offer, dated March 28, 2011;

2.	A printed form of letter that may be sent to your clients for whose account you hold ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

3.	The ADS Letter of Transmittal to be used by holders of certificated ADRs in accepting the Offer by tendering their ADSs to the ADS Tender Agent other than by means of book-entry transfer; and

4.	The Form of Acceptance-cum-Acknowledgement (which constitutes part of the Offer and is being provided for informational purposes only).

Shares cannot be tendered by means described in this letter or in the form of instructions provided for you to send to your clients. If you hold Shares, you should use the enclosed Form of Acceptance-cum-Acknowledgement for tendering such Shares into the Offer by following the Instructions set forth in such Form. Additional information regarding the tendering of Shares can be obtained from the Registrar at the address and telephone number set forth on the cover page of the Letter of Offer.

We urge you to contact your clients as promptly as possible.

Please note the following:

1.	The Offer is open to all shareholders of the Company, except the Acquirers and iGATE Corporation. Under Indian law, the Offer is for Shares only. Consequently, ADS holders are not permitted to directly tender ADSs. ADS holders who wish to directly tender the Shares underlying their ADSs may instead withdraw the underlying Shares from the ADS facility and directly tender those Shares or follow the procedures herein and in the Letter of Offer with respect to tendering the ADSs to the ADS Tender Agent. Those ADS holders who wish to participate in the Offer must tender their ADSs to the ADS Tender Agent who will cause the Shares underlying such holder’s ADSs to be tendered on such ADS holders’ behalf. See Section X of the Letter of Offer, “Procedure for Acceptance and Settlement of the Offer.”

2.	It is expected that the Depositary or the ADS Tender Agent will create an account equivalent to an escrow account (the “ADS Escrow Account”) to temporarily hold and delay the conversion of provisionally tendered ADSs in the ADS Escrow Account and the underlying Shares will be tendered in the Offer. Following the application of the proration and the subsequent acceptance of Shares in the Offer, the Depositary will cancel the ADSs to the extent of the acceptance under the Offer and return all unaccepted Shares in the form of ADSs deposited in the ADS Escrow Account to their respective holders and no fees will be assessed to holders for return of their ADSs.

3.	Payment of the Offer Price for each Share, including Shares represented by ADSs, tendered and accepted will be payable in Indian rupees. The ADS Tender Agent will cause such payment to be converted into U.S. dollars in accordance with the procedures for the conversion of foreign currency set forth in the Deposit Agreement pursuant to which the ADSs were issued. Holders who tendered ADSs to the ADS Tender Agent will, in turn, receive payment from the ADS Tender Agent under the ADS Tender Agent’s standard procedures for distributing payments to tendering ADS holders.

4.	U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided. See Instruction 10 of the ADS Letter of Transmittal.

5.	The Offer will expire at 7:00 a.m., New York City time, on April 27, 2011. Withdrawal rights will expire at 7:00 a.m., New York City time, on April 21, 2011.

6.	The Company is expected to file with the Securities and Exchange Commission on or about March 30, 2011, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect of the Offer, and the board of directors of the Company is expected to remain neutral with respect to the Offer.

7.	There is no significant condition of the Offer. However, acceptance of the Shares, including Shares represented by ADSs, tendered by non-resident Indians and overseas corporate bodies is subject to approval of the Reserve Bank of India. See Section IX of the Letter of Offer, “Terms and Conditions of the Offer.”

8.

The Offer is not subject to any minimum level of acceptance. The Offer is subject to the receipt of certain statutory and regulatory approvals described in detail in Section IX of the Letter of Offer titled “Terms and

Conditions of the Offer.” In the event any of the required statutory approvals are refused or under such circumstances as in the opinion of Securities and Exchange Board of India merit withdrawal of the Offer, the Offer may be withdrawn. See Section IX of the Letter of Offer, “Terms and Conditions of the Offer.”

Payment for Shares underlying ADSs that are accepted for purchase pursuant to the Offer will in all cases be made only after timely receipt by the ADS Tender Agent of: (a) ADRs evidencing such ADSs or a timely book-entry confirmation with respect to such ADSs; (b) the ADS Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Letter of Offer); and (c) any other documents required by the ADS Tender Agent pursuant to the terms of the Offer.

The Acquirer will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of ADSs pursuant to the Offer. The Acquirer will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Acquirer will pay or cause to be paid any transfer taxes payable on the transfer of ADSs to it.

Any inquiries you may have with respect to the Offer should be addressed to Registrar for the Offer at the address and telephone numbers set forth on the cover page of the Letter of Offer and any inquiries you may have with respect to the tendering of ADSs to the ADS Tender Agent should be addressed to the ADS Tender Agent at the address set forth on the cover page of the ADS Letter of Transmittal.

Very truly yours, iGATE Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE ACQUIRERS, THE PAC, THE COMPANY, THE ADS TENDER AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.